Citicorp Mortgage, Inc.

A subsidiary of Citicorp

Mail Station 313
P.O. Box 790013
St. Louis, Missouri
63179-0013

(LOGO)
March 31, 1999
Investor #6121 and 6123


Attn: Christine A Tincher
Norwest Bank
11000 Broken Land Parkway
Columbia, MD 21044-3562

OFFICER'S CERTIFICATE

RE:   Annual Statement as to Compliance:
         Pursuant to SASCOR Servicing Guide

Dear Ms. Tincher:

The activities of Citicorp Mortgage, Inc., performed under the above referenced Servicing Guide during the preceding calendar year, have been conducted under my supervision. Based upon a review of those activities and to the best of my knowledge, Citicorp Mortgage, Inc. has fulfilled all of its obligations under this Servicing Guide.

Citicorp Mortgage, Inc.
By:
     Patsy M. Barker, Vice President

By:
     Timothy Klingert, Assistant Vice President